REPORT OF INDEPENDENT AUDITORS


Board of Trustees
Kemper Funds


In planning and performing our audit of the financial statements of each of the Kemper Funds listed in Exhibit A attached hereto (the
"Funds") for the period ended as of the date listed in Exhibit A attached hereto ("Report Date"), we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of specific internal control components does not reduce to a relatively low level the risk that errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of Report Date.

This report is intended solely for the information and use of the board of trustees and management and the Securities and Exchange Commission.


                                        ERNST & YOUNG LLP

Chicago, Illinois
September 17, 1998


Kemper Funds                                      Exhibit A

July 31, 1998

Kemper Horizon Funds-
  Kemper Horizon 20+ Portfolio
  Kemper Horizon 10+ Portfolio
  Kemper Horizon 5 Portfolio

Kemper Target Equity Funds-
  Kemper Retirement Fund Series I
  Kemper Retirement Fund Series II
  Kemper Retirement Fund Series III
  Kemper Retirement Fund Series IV
  Kemper Retirement Fund Series V
  Kemper Retirement Fund Series VI
  Kemper Retirement Fund Series VII
  Kemper WorldWide 2004

Cash Equivalent Fund-
  Money Market Portfolio
  Government Securities Portfolio
  Tax Exempt Portfolio

Zurich Money Funds-
  Zurich Money Market Funds
  Zurich Government Money Fund
  Zurich Tax-Free Money Fund

Zurich Yieldwise Money Fund